SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                         PENRIL DATACOMM NETWORKS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                   34-1028216
                    (I.R.S. Employer Identification Number)

                         1300 Quince Orchard Boulevard
                          Gaithersburg, Maryland 20878
                                 (301) 417-0552
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                Richard D. Rose
                                 Vice President
                         1300 Quince Orchard Boulevard
                          Gaithersburg, Maryland 20878
                                 (301) 417-0552
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                              ____________________

          Approximate date of commencement of proposed sale to public:
      As soon as practicable after the effective date of this Registration Statement

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
                    ------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection
with dividend or interest reinvestment plans, check the following:   X
                                                                   -----

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
                                                                      -----

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
                                             -----

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box:
                                     -----

CALCULATION OF REGISTRATION FEE
                                     Proposed        Proposed
                                     Maximum         Maximum
 Title of                            Aggregate       Aggregate    Amount of
Shares to be        Amount to        Offering Price  Offering      Registration
 Registered       be Registered      per Share       Price(1)       Fee
---------------   --------------     ----------      -----------  ---------
Common Stock,
par value,
$.01 per share         25,000        $5.75           $143,750         $100

(1)    Estimated solely for the purpose of calculating the registration fee.

(2) The registration fee with respect to the shares of Common Stock to be sold by the Selling Shareholder has been computed pursuant to Rule 457 using the price of the last sale reported on the National Association of Securities Dealers Automated Quotations/National Market System ("NASDAQ/NMS") on November 14, 1995.



  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS
                         PENRIL DATACOMM NETWORKS, INC.
                         25,000 SHARES OF COMMON STOCK

     The shares of Common Stock, $.01 par value per share (the "Common Stock"), of Penril DataComm Networks, Inc. (the "Company") that relate to this Prospectus include 25,000 shares (the "Shareholder Shares") offered for sale by Henry D. Epstein (the "Shareholder"), Chairman of the Board and Chief Executive Officer of the Company. See "Shareholder." The Shareholder Shares were issued by the Company upon the exercise of Class E Warrants (the "Warrants") granted by the Company to the Shareholder. The Company has agreed to pay all of the expenses of this offering but will not receive any of the proceeds from the sale of the Shareholder Shares being offered hereby.

     All brokerage commissions and other similar expenses incurred by the Shareholder will be borne by the Shareholder. The aggregate proceeds to the Shareholder from the sale of the Shareholder Shares will be the purchase price of the Shareholder Shares sold, less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Use of Proceeds" and "Plan of Distribution."

     The Common Stock is quoted on the National Association of Securities Dealers Automated Quotations/National Market System (NASDAQ/NMS) under the symbol "PNRL." The closing price per share reported on the NASDAQ/NMS on November 14, 1995 was $5.75.

     The Shareholder and any broker-dealers, agents or underwriters that participate with the Shareholder in the distribution of the Shareholder Shares, may be deemed "Underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shareholder Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act. The Shareholder Shares to be offered by the Shareholder may be offered in one or more transactions in the over-the-counter market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, the prices related to such prevailing market prices or at negotiated prices. The Shareholder Shares to be offered by the Shareholder may be sold either (a) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this Prospectus (for example, in transactions with a "market maker") or (b) in brokerage transactions, including transactions in which the broker solicits purchasers.
                              ____________________

     No dealer, salesman or other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Shareholder, or any underwriter, dealer or agent. This Prospectus and any supplement thereto shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the Shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or thereof, or that the information contained herein is correct as of any time subsequent to the date hereof.
                              ____________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________

                The date of this Prospectus is November 14, 1995

                        AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

     This Prospectus does not contain all the information set forth in the Registration Statement (the "Registration Statement") that the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, copies of which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     The Company will provide without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Such requests should be directed to Richard D. Rose, Vice President, Penril DataComm Networks, Inc., 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878 (Telephone:
301-417-0552).


                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-7886) are incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K, for the fiscal year ended July 31, 1995, filed with the Commission on October 27, 1995.

     2.   The Company's Current Report on Form 8-K filed with the
          Commission on October 6, 1995.

     3. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on November 27, 1972.

     4. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing each such document.

     Any statements contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.


                                  THE COMPANY

General

     The Company is a Delaware corporation with its principal executive offices located at 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878 (telephone: 301-417-0552). The Company develops and markets network access devices which enable local, remote or mobile users to access network resources located at remote sites, central sites or any other point in the network. In addition, one of the Company's wholly-owned subsidiaries specializes in the production of sophisticated high frequency electronic instrumentation equipment.


                                USE OF PROCEEDS

     The Shareholder Shares being offered are for the account of the Shareholder. Accordingly, the Company will receive none of the proceeds from the sale of the Shareholder Shares.


                               SELLING SHAREHOLDER

     The shares covered by this Prospectus were acquired by the Shareholder pursuant to his exercise of the Warrants. The following table sets forth as of November 14, 1995, certain information with respect to the Shareholder, provided by it, including the number of shares that may be offered by him. The number of shares which may actually be sold by the Shareholder will be determined from time to time by him and will depend upon a number of factors, including the price of the Company's Common Stock from time to time. Because the Shareholder may offer all or none of the Shareholder Shares that he holds and because the offering contemplated by the Prospectus is not being underwritten, no estimate can be given as to number of Shareholder Shares that will be held by the Shareholder upon termination of such offering. It is anticipated that the Shareholder will offer all of the Shareholder Shares for sale. See "Plan of Distribution."


                              Number of shares of      Shares of Common
                             Common Stock owned by       Stock offered
                               Shareholder         hereby
  Name of               ---------------------     ------------------
  Shareholder                 Shares    % of Class     Shares  % of Class
 ---------------------       --------   ----------     ------- ----------

  Henry D. Epstein,
  Chairman of the Board and
  Chief Executive Officer     901,929(1)     9.9%      25,000    (2)

(1) Includes 726,029 shares owned directly by the Shareholder, 72,000 shares which may be acquired from the Company within 60 days of November 14, 1995 pursuant to the exercise of options granted under the Company's 1986 Incentive Plan, and 103,900 shares the Shareholder transferred to Henriette Wenkart Epstein but has the right to vote so long as she is the beneficial owner of such shares, pursuant to a seven year, irrevocable proxy.

(2)  Represents less than 1%.


                              PLAN OF DISTRIBUTION

     The Shareholder Shares offered hereby are being sold by the Shareholder acting as principal for its own account. The Company will receive none of the proceeds from such offering.

     The distribution of the Shareholder Shares by the Shareholder is not subject to any underwriting agreement. The Company expects that the Shareholder will sell its shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the Shareholder, or through broker-dealers acting as principals, who may then resell their Shareholder Shares in the over-the-counter market, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shareholder may effect such transactions by selling Shareholder Shares through broker-dealers, and such broker-dealers will receive compensation in the form of commissions from the Shareholder and/or the purchasers of the Shareholder Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Shareholder and any broker-dealers that participate with the Shareholder in the distribution of the Shareholder Shares may be deemed to be underwriters and any commissions received by such broker-dealers and any profit on resale of Shareholder Shares sold by them might be deemed to be underwriting discounts or commissions under the Securities Act. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other similar expenses incurred by the Shareholder will be borne by the Shareholder.

     At the time a particular offer of Shareholder Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shareholder Shares being offered and the terms of the offering.

     The Shareholder is not restricted as to the price or prices at which he may sell its Shareholder Shares. Sales of Shareholder Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Shareholder is not restricted as to the number of Shareholder Shares which may be sold at any one time, and it is possible that a significant number of Shareholder Shares could be sold at the same time.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shareholder Shares may not simultaneously engage in market making activities with respect to the Shareholder Shares for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shareholder Shares by the Shareholder.

     In order to comply with certain states' securities laws, if applicable, the Shareholder Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shareholder Shares may not be sold unless the Shareholder Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                 LEGAL MATTERS

     The validity of the securities being offered hereby has been passed upon for the Company by the law firm of Benesch, Friedlander, Coplan & Aronoff, Cleveland, Ohio, of which law firm Richard D. Margolis, a director of the Company, is a Partner.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended July 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

       Filing Fee -- Securities and Exchange Commission               $   100
  Accounting Fees and Expenses                                2,000
  Legal Fees and Expenses                                     2,000
  Miscellaneous Expenses                                      1,000
                                                              -----
  Total                                                      $5,100
                                                              =====
All expenses other than the Securities and Exchange Commission filing fee are estimated. All expenses will be borne by the Company.

____________________


Item 15.    Indemnification of Directors and Officers.

  Section 145 of the General Corporation Law of the State of Delaware
(the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

  The Amended and Restated Certificate of Incorporation of the Company provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred by such person in connection therewith. The Amended and Restated Certificate of Incorporation provides that the right to indemnification is a contract right.

  The Company has purchased directors' and officers' liability insurance in an amount of $2,000,000, covering certain liabilities incurred by its officers and directors in connection with the performance of their duties.

Item 16.    Exhibits.

Exhibit No.        Description

4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit (3)(a)(iii) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30,
                   1989).

4.2                Certificate of Amendment of Certificate of
                   Incorporation of the Company (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 filed April 29, 1991).

4.3 By-laws of the Company (incorporated by reference to Exhibit (3)(a)(ii) to the Company's Annual Report on Form 10-K for the year ended July 31, 1987).

5 * Opinion of Benesch, Friedlander, Coplan & Aronoff, counsel for the Company.

23.1 *             Consent of Deloitte & Touche LLP.

23.2 * Consent of Benesch, Friedlander, Coplan & Aronoff (included as part of Exhibit 5).

24 *               Power of Attorney (included on signature     page hereto).

____________________
* Filed Herewith

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (a) (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is continued in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland on the 20th day of November, 1995.

                                  PENRIL DATACOMM NETWORKS, INC.

                                  By:  \s\Henry D. Epstein
                                       -------------------------------
                                  Henry D. Epstein, Chairman of the Board,
                                  President and Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry D. Epstein and Richard D. Rose, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                               \s\Henry D. Epstein
                               ----------------------------------
                               Henry D. Epstein
Dated:  November 20, 1995      Chairman of the Board and Chief Executive
                               Officer (Principal Executive Officer)


                               \s\Richard D. Rose
                               ----------------------------------
                               Richard D. Rose
Dated:  November 20, 1995      Vice President, Chief Financial Officer and
                               Chief Accounting Officer (Principal
                               Financial and Accounting Officer)

                               \s\John P. Lowe, Jr.
                               ----------------------------------
                               John P. Lowe, Jr.
Dated:  November 20, 1995      Director

                               \s\Richard D. Margolis
                               ----------------------------------
                               Richard D. Margolis
Dated:  November 20, 1995      Director

                               \s\ Michael H. Newlin
                               ----------------------------------
                               Michael H. Newlin
Dated:  November 20, 1995      Director

                               \s\Howard M. Schneider
                               ----------------------------------
                               Howard M. Schneider
Dated:  November 20, 1995      Director

                               \s\Norman Einspruch
                               ----------------------------------
Dated:  November 20, 1995      Norman Einspruch
                               Director

                               \s\Ronald A. Howard
                               ----------------------------------
                               Ronald A. Howard
Dated:  November 20, 1995      Director